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                SHANGHAI ORIENT REAL ESTATE APPRAISAL CO., LTD.


                                                                   June 30, 2008


LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xingyu City
Jiangxi Province 338032
People's Republic of China

Ladies and Gentlemen:

     We hereby consent to (i) the use of our name under the caption "Related Party Transactions -- Land Use Rights and Property Ownership" in the annual report on Form 20-F of LDK Solar Co., Ltd. (the "Company") incorporated by reference into its registration statement on Form F-3 filed by the Company with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, of $400,000,000 aggregate principal amount of 4.75% convertible senior notes due 2013 (the "Notes") and ordinary shares, par value $0.10 each, of the Company ("Ordinary Shares") underlying the American depositary shares into which the Notes are convertible, for resale by holders of the Notes, including Ordinary Shares underlying the American depositary shares into which the Notes are convertible, and (ii) the references to us under the caption "Experts" therein. We further consent to the filing of this letter as an exhibit to such registration statement, as may be amended or supplemented from time to time.

     Our offices are located at 2nd Floor, 1279 Dingxi Road, Shanghai 200500, People's Republic of China.

                        Very truly yours,

                        /seal/ Shanghai Orient Real Estate Appraisal Co., Ltd.
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                        SHANGHAI ORIENT REAL ESTATE APPRAISAL CO., LTD.